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                                                                 Exhibit 10.17

                                 TERMINATION OF
                      CONTINUATION OF EMPLOYMENT AGREEMENT


THIS TERMINATION OF CONTINUATION OF EMPLOYMENT AGREEMENT (hereinafter "Agreement") is made between F.N.B. CORPORATION (hereinafter the "Company") and Peter Mortensen (hereinafter "Mortensen").

         WHEREAS, the Company and Mortensen are parties to a Continuation of Employment Agreement entered into as of November 24, 1998 (hereinafter the "Employment Agreement"); and

         WHEREAS, the purpose of the Employment Agreement was to secure the services of Mortensen as an advisor and/or as an internal consultant subsequent to his retirement as the Company's full-time Chief Executive Officer; and

         WHEREAS, the Company and Mortensen wish to terminate the Employment Agreement and to settle finally and completely any and all matters between them and relating thereto;

         NOW, THEREFORE, in consideration of the mutual undertakings set forth below, this Agreement terminates the Employment Agreement and resolves, finally and completely, any and all matters between the Company and Mortensen arising from the Employment Agreement and to these ends the parties agree as follows:

SECTION 1:  RECITALS

The foregoing recitals are incorporated by reference as if fully set forth herein.

SECTION 2:  TERMINATION OF EMPLOYMENT

2.01 On or after January 24, 2002, but in no event later than January 31, 2002, the Company shall pay $3,166,982 to a Rabbi Trust established for the benefit of Mortensen (Attachment I, the F.N.B. Deferred Compensation Trust F.B.O. Peter Mortensen (hereinafter the "Rabbi Trust")). The date upon which payment of this amount is made shall be referred to as the Effective Date. Upon payment of this amount to the Rabbi Trust, Mortensen's obligation to serve as an advisor and/or consultant shall terminate. Further, at the time of the Effective Date the Company and Mortensen hereby explicitly agree that the Employment Agreement, including


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         the letter dated January 5, 2001 and addressing certain
         interpretational issues arising under the Employment Agreement shall be revoked and terminated. Mortensen's rights to distributions from the Rabbi Trust are set forth in Section 3, "Mortensen's Rights to Distributions from the Rabbi Trust" and in the Rabbi Trust.

2.02 Nothing herein shall preclude Mortensen from serving as the Chairman of the Board of Directors or as a director of the Company or any of its subsidiaries. In that regard, Mortensen shall be paid all usual and customary fees for his service.

2.03 The Company shall provide the following support to Mortensen until the end of the month following his 72nd birthday:

         (a) The Company will continue to provide to Mortensen benefits which include medical, dental and vision care to the extent that the Company makes those benefits available to its employees. Premium costs and reimbursements will be made in accordance with existing Company practices.

         (b) At the January, 2002 meeting of the Compensation Committee of the Board of Directors, the Company will grant to Mortensen an award of 156,800 stock options consistent with the previously established practices of the Compensation Committee. The award shall be granted in connection with services rendered during 2001 and to satisfy the contractual provisions under the Employment Agreement. The grant of the award and exercise of the stock option agreement shall occur prior to the Effective Date of this Agreement. It is agreed by the Company and Mortensen that the vesting, exercisability or term of the award is in no way contingent upon Mortensen providing any future services to the Company. The award will be governed by the standard provisions of the F.N.B. Corporation Stock Option Plan and the related F.N.B. Corporation Stock Option Agreement which will be executed between the Company and Mortensen.

         (c) The Company shall reimburse Mortensen for all reasonable and customary documented expenses incurred by Mortensen in the discharge of his duties as Chairman or as a director and not otherwise reimbursed by any other person or entity. Such reimbursement of customary expenses shall be pursuant to the


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                  policies of the Company in effect at the time the expenses were incurred.

         (d) The Company shall continue to pay one-half of Mortensen's annual club dues in accordance with existing Company practice.

         (e) Mortensen shall be able to utilize Company aircraft in accordance with Company practices and policies.

         (f) The Company will continue to provide office space in Pennsylvania and Florida. If that office space should not be available as part of an executive floor or if staff growth or other factors make it significant for the operation of the Company, a mutually agreed upon office will be substituted.

         (g) The Company will provide Mortensen staff support in Pennsylvania and Florida and which support will be commensurate and reasonable for the conduct of Mortensen's duties as Chairman or as a director.

SECTION 3:  MORTENSEN'S RIGHTS TO DISTRIBUTIONS FROM THE RABBI TRUST

3.01 On the Effective Date, a deferred compensation liability account (hereinafter the "Deferred Compensation Liability") shall be established for Mortensen on the Company's books and shall be credited for the amount of $3,166,982 (hereinafter the "Initial Deferred Compensation Liability Amount").

3.02 In accordance with Section 2.01 above, the Company shall pay an amount equal to the Initial Deferred Compensation Liability Amount to the Rabbi Trust to secure the Company's deferred compensation obligations to Mortensen under this Agreement. The funds paid to the Rabbi Trust will be invested by the trustee as the Company's management deems appropriate, giving due consideration to Mortensen's expressed desires regarding investment of the funds. Mortensen may express his investment desires to the Company, no more frequently than quarterly, through the submission of a written expression to the Company. While it is contemplated that the Company will instruct the trustee of the Rabbi Trust to invest the funds in accordance with Mortensen's express written desires, neither the Company nor the trustee will be bound to follow Mortensen's expressions.


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3.03     The Deferred Compensation Liability shall be satisfied as follows:

         (a) It is contemplated that there shall be four annual installment payments to Mortensen as scheduled in (b), (c), (d) and (e) immediately below. However, in no event will any annual payment exceed $800,000. If, due to this annual limitation, any funds remain in the Rabbi Trust subsequent to the distribution required by (e) below, then the fair market value of the funds/investments in the Rabbi Trust on the fourth annual anniversary date of the Effective Date will, subject to the $800,00 annual limitation, be paid to Mortensen, and such distributions shall continu on each succeeding annual anniversary of the Effective Date until such time as the funds/investments of the Rabbi Trust are totally exhausted. The investment and all other provisions of the Deferred Compensation Liability and of the Rabbi Trust shall continue until such time as all of the funds/investments of the Rabbi Trust have been distributed to Mortensen.

         (b) Within thirty days of the Effective Date, Mortensen shall be paid an amount from the Rabbi Trust equal to one-fourth of the then fair market value of the funds/investments in the Rabbi Trust.

         (c) On the first annual anniversary date of the Effective Date, Mortensen shall be paid an amount from the Rabbi Trust equal to on third of the then fair market value of the funds/investments in the Rabbi Trust.

         (d) On the second annual anniversary date of the Effective Date, Mortensen shall be paid an amount from the Rabbi Trust equal to one half of the then fair market value of the funds/investments in the Rabbi Trust.

         (e) On the third annual anniversary date o the Effective Date, Mortensen shall be paid an amount from the Rabbi Trust equal to the then fair market value of the funds/investments in the Rabbi Trust.

3.04 On each annual anniversary date of the Effective Date, the Deferred Compensation Liability shall be adjusted to the then fair market value of the funds/investments in the Rabbi Trust. The Company's Deferred Compensation Liability will be fully satisfied upon the making of the final payment from the Rabbi Trust.

3.05 Mortensen shall have the right to designate a beneficiary(ies) to receive all or any part of the payments attributable to the Deferred Compensation Liability which may remain unpaid at Mortensen's death. Such amount(s) shall be paid to said


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         beneficiary(ies) in such amounts and at such times as set forth in
         Section 3.03 above. Said beneficiary designations shall be effected, and may be changed from time to time, by Mortensen's giving written notice to the Company.

3.06 Mortensen and his beneficiary(ies), with respect to the Deferred Compensation Liability, have the status of general unsecured creditors of the Company. In the event that the Company is at any time considered insolvent under the provisions of Section 4 of the Rabbi Trust and, as a result of such insolvency, any funds/investments in the Rabbi Trust are distributed, in accordance with Section 4 of the Rabbi Trust, to any person or entity (including the Company) other than Mortensen or his beneficiary(ies), the Company's Deferred Compensation Liability to Mortensen will continue uninterrupted and will be measured as if the assets distributed from trust to those persons and/or entities other than Mortensen and his beneficiary(ies) had not occurred.

3.07 The terms of the Rabbi Trust will conform to the terms of the model deferred compensation grantor trust set forth in Revenue Procedure 92-64. It is the intention of the Company and Mortensen that the Company's Deferred Compensation Liability and the Rabbi Trust, a grantor trust, be unfunded arrangements for tax purposes and for purposes of Title I of ERISA.

3.08 Mortensen's rights to deferred compensation payments under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Mortensen or of Mortensen's beneficiary(ies).

SECTION 4:  CONFIDENTIAL INFORMATION AND COMMUNICATIONS

4.01 From and after the date of this Agreement, Mortensen agrees to keep confidential and not use, or otherwise appropriate, for Mortensen's own benefit, or directly or indirectly divulge to any third party, "Confidential Information" of the Company or its affiliates. "Confidential Information" shall include, without limitation, financial data and marketing plans, strategies, customer information and employee information, whether in documentary or electronic form, whether past, present or prospective. The prohibitions against the use and disclosure of Confidential Information are in addition to all rights and remedies which are available to the Company under applicable Federal and State law to prevent the use or disclosure of trade secrets and other confidential information. The enforcement by the



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         Company of its rights and remedies under this Agreement shall not be a waiver of any other rights or remedies which Company may possess absent this Agreement.

4.02 From and after the date of this Agreement, Mortensen and the Company agree not to make any oral or written communication or comment to impugn or otherwise disparage the competency, integrity or qualifications of Mortensen or the Company, its affiliates, directors, officers and employees.

SECTION  5: COOPERATION AGREEMENT

         Mortensen agrees to cooperate with the Company in resolving any matters now existing or arising hereafter which relate to the area of Mortensen's prior responsibility with the Company, including testifying, if necessary, with reasonable out-of-pocket expenses to be reimbursed by Company.

SECTION 6: PARTIES IN INTEREST

         This Agreement shall be binding upon Mortensen, Mortensen's heirs, personal representatives and permitted assigns and upon the Company, its affiliates and their successors and assigns. This Agreement shall not be assignable, except the Company may assign it to any successor to the Company, or any of its affiliates, in its discretion.

SECTION 7: ENFORCEMENT

         The parties acknowledge that the conditions of this Agreement are special, unique and extraordinary and that, in the event of a breach of the terms and conditions of this Agreement, the Company shall be entitled to institute proceedings to enforce the specific performance of this Agreement and to enjoin violations of its provisions.


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SECTION 8: ARBITRATION PROVISION

         Mortensen and Company waive any right to a court (including jury) proceeding and instead agree to submit any dispute over the application interpretation, validity, or any other aspect of this Agreement to final and binding arbitration consistent with the application of the Federal Arbitration Act and the procedural rules of the American Arbitration Association ("AAA") before an arbitrator who is a member of the National Academy of Arbitrators ("NAA") out of an NA panel of eleven arbitrators to be supplied by the AAA. Only true neutrals will be eligible for consideration as arbitrators and under no circumstances will AAA furnish the names of individuals who represent employees, unions or companies.

SECTION 9: SEVERABILITY

         If any court, arbitrator, or other authority determines that any term, condition, clause or provision of this Agreement is void or invalid at law, or for another reason, then only that term, condition, clause, or provision will be invalid, and the rest will remain in full force and effect.

SECTION 10: GOVERNING LAW

         This Agreement is governed, construed and enforced under the internal laws of the State of Florida, except to the extent pre-empted by federal law.

SECTION 11: INTEGRATION; MODIFICATION

         This Agreement contains the entire agreement between the parties and there are no other representations, understandings, warranties, covenants or agreements with respect to such relationship except as provided herein. This Agreement may not be amended or modified except in writing and signed by the parties hereto. Any notices required or permitted to be given hereunder shal be in writing and sent by certified mail to the last known address of the other.

SECTION 12: COUNTERPARTS

         This Agreement may be executed in more than one counterpart, or in separate counterparts as the parties deem desirable, each of which, when fully executed, shall constitute an original.



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SECTION 13: DRAFTSMANSHIP

         This Agreement has been drafted by the Company for the convenience of the parties and no presumption, inference or other interpretation shall be made in favor of or against any party hereto as a result of the identity of the draftsman hereof.

         IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have executed this Agreement as of the 20th day of December 31, 2001.

         ATTEST:                            F.N.B. CORPORATION

         /s/ William J. Rundorff,           BY: /s/ Gary L. Tice
         ----------------------------           ----------------------------
         Asst Sec.                              NAME: Gary L. Tice
                                                TITLE: President and CEO


         WITNESS:

         /s/William J. Rundorff             /s/ Peter Mortensen
         ----------------------------       --------------------------------



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